Exhibit 99.1

Press Release

RELM Completes Redemption of Public Warrants and

Concludes Public Rights Offering

Tuesday June 8, 9:03 am ET

WEST MELBOURNE, Fla., June 8, 2004. RELM Wireless Corporation (OTC Bulletin Board: RELM - News) today announced that it completed the redemption of all of its outstanding public warrants to purchase common stock. Prior to completion of the redemption, approximately 99.4 percent of the public warrants were exercised, generating net proceeds to the Company of approximately $3.4 million and an increase in outstanding shares of the Company's common stock to 12,862,328 shares from 9,441,201 shares. Any public warrant or certificate representing a public warrant is invalid and no longer in force or effect. The redemption concluded the Company's 2002 public rights offering.

From March 2002 through June 2004 the offering generated approximately $5.5 million in total net proceeds, and resulted in the issuance of 6,861,434 shares of RELM common stock. The offering originated in March 2002, and the securities offered were "units." A unit was comprised of one share of RELM common stock and one warrant to purchase one share of RELM common stock. Units were offered initially to RELM's equity holders in the form of a rights offering. The "right" allowed investors in the offering to purchase units at a 10 percent discount to the market price of a share of common stock. The warrant component gave investors the opportunity to buy the Company's shares at a later date at a fixed price, and provided the opportunity for the Company to realize additional capital upon their exercise. On April 30, 2004 the Company announced the redemption of the public warrants. The public warrants, with an exercise price of $1.05, were exercisable for one share of common stock until 5:00 p.m. (New York time) on May 30, 2004. After that date, the warrants were no longer exercisable, and holders had the right to receive only the redemption price of $0.10 per warrant.

RELM President and CEO David Storey commented, "We are very pleased that so many of our warrant holders exercised their warrants, generating a significant amount of capital. The additional cash further improves our already solid balance sheet and liquidity position, funding efforts to accelerate product development, particularly our new line of digital products that are compliant with the APCO project 25 standard. The first of these products was introduced in 2003, with additional products planned for this year and next. We also plan to expand sales and marketing programs to capitalize on our new products. A portion of the proceeds may also be used to retire our convertible subordinated notes if they are not converted to common stock at or prior to their maturity at the end of this calendar year."

For more than 55 years, RELM Wireless Corporation has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as business-band radios for use in a wide range of commercial and industrial applications. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM and Uniden PRC brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: substantial losses incurred by the company prior to 2003; reliance on contract manufacturers; heavy reliance on sales to the U. S. Government; federal, stat and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company's subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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Source: RELM Wireless Corporation